Exhibit 21.1
LATTICE SEMICONDUCTOR CORPORATION
SUBSIDIARIES OF THE REGISTRANT

	Name	Jurisdiction of Incorporation
1.	Lattice Semiconductor GmbH	Germany
2.	Lattice Semiconducteurs SARL	France
3.	Lattice Semiconductor AB	Sweden
4.	Lattice Semiconductor Asia Limited	Hong Kong
5.	Lattice Semiconductor KK	Japan
6.	Lattice Semiconductor (Shanghai) Co. Ltd.	China
7.	Lattice Semiconductor UK Limited	United Kingdom
8	Lattice Semiconductor SRL	Italy
9.	Lattice Semiconductor International LLC	Delaware, USA
10.	Lattice Semiconductor Canada Corporation	Canada
11.	Lattice Semiconductor (Singapore) Pte. Ltd.	Singapore
12.	Lattice SG Pte. Ltd.	Singapore
13.	Lattice Semiconductor (PH) Corporation	Philippines
14.	Lattice Semiconductor Limited	Bermuda
15.	SiliconBlue Technologies Limited	Cayman Islands
16.	SiliconBlue Technologies Corporation	California
17.	Chengdu SiliconBlue Microelectronics Co., Ltd.	China
18.	SiliconBlue Technologies Japan GK	Japan
19.	SiliconBlue Technologies (Hong Kong) Ltd.	Hong Kong
20.	SiliconBlue Technologies Korea Co. Ltd.	South Korea